Exhibit 3.1

STATE OF DELAWARE CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

of

Defense Technologies International Corp.

The undersigned officer of Defense Technologies International Corp. (DTII), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY as follows:

FIRST: That at a meeting of the Board of Directors of

Defense Technologies International Corp.

a resolution was duly adopted setting forth a proposed reverse split of the corporations issued and outstanding common shares; declaring said change to be advisable and seeking the consent without meeting of a majority of the shareholders of said corporation to adopt such change. The resolution setting forth the proposed change is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Articles thereof numbered “Four” so that, as amended said Article shall be and read as follows:

FIRST:

Article Four:

a) upon the filing and effectiveness (the “Effective Time”) pursuant to the General Corporation Law of the State of Delaware (the “DGCL”) of this certificate of amendment to the certificate of incorporation of the Corporation, with the consent of a majority of the shareholders of the corporation, each Five Hundred shares of the Corporation’s common stock, par value $0.0001 per share, issued and outstanding immediately prior to the Effective Time shall be combined into One (1) validly issued, fully paid and non-assessable share of common stock, par value $0.0001 per share, with fractional share rounded up. (the “Reverse Stock Split” (500:1)); and the afore going reverse split shall solely affect the issued common stock and shall have no effect on the Preferred Stock.

SECOND:That thereafter, pursuant to resolution of its Board of Directors, stockholders with a total of 64.258% of the issued and outstanding shares of the corporation, having not less than the minimum number of votes required to authorize such action, consented without a meeting in writing to the above Reverse Split.

THIRD:That said amendment was duly adopted in accordance with the provisions of

Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be

This 21st day of March, 2022

By:

Authorized Officer

Title: President, Director and CEO

Name: Merrill W. Moses, Authorized Officer